Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS
Iowa City, Iowa, July 25, 2013 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three and six months ended June 30, 2013. Net income for the second quarter of 2013 rose to $4.5 million, or $0.53 per diluted share, compared with $3.5 million, or $0.41 per diluted share, for the second quarter of 2012. After excluding the effects of a $4.0 million gain on the sale of the Company's Home Mortgage Center location and a $6.1 million expense related to the termination and liquidation of the Company's defined benefit pension plan, both of which occurred in the second quarter of 2012, adjusted diluted 2012 second quarter earnings per share were $0.56.
Net income for the second quarter of 2013 was 29.0% higher than the same period in 2012 primarily due to:

•	a 2.9% increase in net interest income; and

•	a decrease of 36.2% in noninterest expense, mainly due to a $6.1 million expense related to the termination and liquidation of the Company's defined benefit pension plan in the second quarter of 2012;

•	partially offset by a 54.5% decrease in noninterest income, mainly due to the $4.0 million gain on the sale of the Home Mortgage Center location in the second quarter of 2012.
“Despite increasingly tough operating conditions, we achieved a solid quarter,” stated President and Chief Executive Officer, Charles N. Funk. “The tailwinds provided by mortgage refinancing, good wealth management results, and decent loan growth allowed us to end the quarter in good fashion.  The boost from the loan pool participations was a big factor in our net interest margin remaining relatively even with the same quarter in 2012.”
Net income for the first six months of 2013 was $9.3 million, which represents a $1.4 million, or 17.3%, increase compared to $7.9 million of net income for the same period of 2012, with earnings per diluted share of $1.09 and $0.93 for the comparative year-to-date periods, respectively. The increase in net income was due primarily to lower noninterest expense, mainly due to the the expense related to the termination and liquidation of the Company's defined benefit pension plan in 2012, offset in part by decreased noninterest income, mainly due to the gain on the sale of the Home Mortgage Center location in 2012. After excluding the $6.1 million pension liquidation expense and the $4.0 million gain on the sale of the Company's Home Mortgage Center, adjusted diluted earnings per share for the first six months of 2012 were $1.08.
Results of Operations
Net interest income for the second quarter of 2013 improved $0.4 million, or 2.9%, from $13.2 million for the second quarter of 2012, to $13.6 million. Income from loan pool participations was $0.6 million for the second quarter of 2013, an increase of $0.2 million compared to the same period a year ago, on a much lower level of investment in 2013, as the Company continues to exit this line of business as balances pay down. Despite increases in loan balances, loan interest income decreased $0.5 million, or 4.1%, to $12.3 million for the second quarter of 2013, compared to $12.8 million for the same period of 2012, due to the generally low interest rate environment. Income from investment securities decreased to $3.9 million for the second quarter of 2013 compared to $4.1 million for the second quarter of 2012, as lower yields offset an increase in the average balance of investment securities of $15.7 million between the two comparable periods. Interest expense decreased $0.9 million, or 22.0%, to $3.2 million for the second quarter of 2013, compared to $4.1 million for the same period of 2012, primarily due to lower expense on deposit accounts resulting from lower interest rates.

Net interest income for the first six months of 2013 increased $0.9 million to $27.4 million compared with the six months ended June 30, 2012. Income from loan pool participations increased $0.8 million, or 97.7%, to $1.7 million, while loan interest income decreased $1.5 million, or 5.7%, to $24.4 million for the first six months of 2013. Interest expense decreased $1.8 million, or 21.2%, to $6.6 million for the six months ended June 30, 2013, compared with $8.3 million for the same period a year ago.
The net interest margin for the second quarter of 2013, calculated on a fully tax-equivalent basis, was 3.43%, or 2 basis points lower than the 3.45% net interest margin for the second quarter of 2012. Lower rates paid on interest-bearing liabilities largely offset the lower yields being received on interest-earning assets. The Company posted a net interest margin of 3.47% for the first six months of 2013, virtually unchanged from the 3.48% for the prior year period for predominantly the same reason.
“As we've said many times, we believe strongly that the longer the Federal Reserve's low interest rate policy continues, the more damaging it will be for the net interest margins in our industry,” stated Mr. Funk. “MidWestOne is not immune to this pressure and---with or without loan growth---we believe that margins will naturally continue to contract in this ultra-low interest rate environment.”
The provision for loan losses for the second quarter of 2013 was $0.6 million, unchanged from the second quarter of 2012, reflecting management’s belief that the regional economy has generally stabilized and is showing signs of renewed growth. As of June 30, 2013, the year-to-date provision for loan losses was $0.8 million, compared with $1.2 million for the same period last year, a decrease of $0.4 million or 30.7%. The decreased provision reflects the effects of a significant loan recovery during the first quarter of 2013.
Noninterest income for the second quarter of 2013 decreased to $3.7 million, down $4.5 million, or 54.5%, from $8.2 million in the second quarter of 2012, primarily due to the $4.0 million gain on the sale of the Home Mortgage Center location in 2012. There were minimal net gains on the sale of available for sale securities for the second quarter of 2013, compared to $0.4 million in the second quarter of 2012. Mortgage origination and loan servicing fees decreased $0.1 million, or 13.4%, to $0.7 million for the second quarter of 2013, compared to $0.8 million for the same quarter of 2012. The decrease was due to a lower volume of loans originated and sold on the secondary market, as interest rates edged higher. These decreases were partially offset by an increase in trust, investment, and insurance fees of $0.2 million, or 16.6%, to $1.4 million during the second quarter of 2013, compared with $1.2 million in the second quarter of 2012, primarily as a result of increased trust department fee income.
For the first half of 2013, noninterest income declined to $7.7 million, a decrease of $4.7 million, or 37.8%, from $12.4 million during the same period of 2012. The primary reason for this decrease was the gain on the sale of the Home Mortgage Center location in 2012. Net gains on the sale of available for sale securities for the first six months of 2013 decreased $0.6 million to $0.1 million, from $0.7 million for the same period of 2012. Other service charges, commissions and fees decreased by $0.2 million, or 12.4%, to $1.1 million for the first half of 2013, compared to $1.3 million for the same period last year. These decreases were partially offset by increased trust, investment, and insurance fees of $2.8 million for the six months ended June 30, 2013, an improvement of $0.3 million, or 12.1%, from $2.5 million for the same period of 2012. This increase was primarily attributable to increased trust department fee income.
“We do expect the fees to moderate from our mortgage activity in the second half of 2013 due to the increased interest rates on mortgage refinancings,” noted Mr. Funk. “We continue to see wealth management (trust, investment services and insurance) as a line of business capable of providing increasing revenues to our company.”
Second quarter 2013 noninterest expense was $10.6 million, a decrease of $6.0 million, or 36.2%, from $16.6 million for the second quarter of 2012. The primary reason for the decrease in noninterest expense was a $6.1 million expense related to the termination and liquidation of the Company's defined benefit pension plan in 2012, reflected in salaries and employee benefits. Absent that event, salaries and employee benefits increased $0.3 million, or 4.6%, primarily due to annual salary increases for employees that were effective at the beginning of 2013. With the exception of a small increase in FDIC insurance expense, all other noninterest expense categories experienced a decline for the second quarter of 2013, compared with the second quarter of 2012.
Noninterest expense decreased to $21.6 million, for the first six months of 2013, from $27.4 million for the same period of 2012, mainly due to the expense related to the termination and liquidation of the Company's defined benefit pension plan in 2012. Absent that event, salaries and employee benefits increased $0.6 million, or 5.0%, primarily due to annual salary increases for employees that were effective at the beginning of 2013. With the exception of a small increase in net occupancy and equipment expense, all other noninterest expense categories experienced a decline for the first half of 2013, compared with the same period of 2012.
Income tax expense was $1.6 million for the second quarter of 2013 compared with $0.7 million for the same period in 2012, and was $3.4 million for the six months ended June 30, 2013 compared to $2.4 million for the same period in 2012. The expense variation for both the three- and six-month periods was primarily due to changes in the levels of taxable income and the realization of a tax benefit in the second quarter of 2012, due to the partial release of a valuation allowance on capital losses.
Balance Sheet and Asset Quality
Total assets declined to $1.74 billion at June 30, 2013 from $1.79 billion at December 31, 2012, resulting primarily from decreased investment in securities and a decrease in cash and cash equivalents, partially offset by an increase in loans. Deposit balances and repurchase agreements both decreased, while Federal Home Loan Bank borrowings and Federal Funds purchased increased. Total deposits at June 30, 2013, declined to $1.34 billion, a decrease of $62.8 million, or 4.5%, from December 31, 2012, and repurchase agreements decreased $11.1 million to $57.7 million at June 30, 2013, from $68.8 million at December 31, 2012. Deposit reduction was primarily concentrated in certificate of deposit accounts, due to the low interest rates being paid on time deposits and depositors choosing other savings and investing alternatives.
Total bank loans (excluding loan pool participations and loans held for sale) increased $26.1 million to $1.06 billion at June 30, 2013, compared to $1.04 billion as of December 31, 2012. Increases were primarily in one- to four- family first lien, other commercial real estate, and farmland loans. These increases were partially offset by decreases in one- to four- family junior liens, construction and development, and consumer loans. At the end of the second quarter of 2013, the largest category of bank loans was commercial real estate, comprising 41% of the portfolio, of which 8% was farmland, 7% was construction and development, and 4% was multifamily residential mortgages. Residential real estate loans was the next largest category at 25%, followed by commercial and industrial loans at 24%, agricultural loans at 8%, and consumer loans at 2%.
Nonperforming bank loans increased from $10.7 million, or 1.03% of total bank loans, at December 31, 2012, to $11.2 million, or 1.05% of total bank loans, at June 30, 2013. At June 30, 2013, nonperforming loans consisted of $2.4 million in nonaccrual loans, $7.9 million in troubled debt restructures (“TDRs”) and $0.9 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $2.9 million, TDRs of $7.1 million, and loans past due 90 days or more and still accruing of $0.6 million at December 31, 2012. The increase in overall nonperforming loans was primarily due to the addition of six new loans to TDR status (one commercial, two commercial real estate, two residential real estate first liens and one residential real estate junior lien), along with three previously restructured loans (one commercial and two residential real estate) that were classified as TDRs in 2013 due to payment default. The increase in loans 90 days past due and still accruing interest was due to two related commercial loans totaling $0.5 million, while nonaccrual loans decreased due to normal collection activity. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $6.4 million at June 30, 2013, compared with $6.1 million at December 31, 2012. At June 30, 2013, other real estate owned (not included in nonperforming loans) was $2.8 million, down from $3.3 million at December 31, 2012. During 2013 the Company added two properties to other real estate owned, while at the same time selling two properties, excluding lot sales from existing development properties. As of June 30, 2013, the allowance for bank loan losses was $16.6 million, or 1.56% of total bank loans, compared with $16.0 million, or 1.54% of total bank loans, at December 31, 2012. The allowance for loan losses represented 148.07% of nonperforming bank loans at June 30, 2013, compared with 149.77% of nonperforming bank loans at December 31, 2012. The Company had net bank loan charge-offs of $0.2 million in the first six months of 2013, or an annualized 0.03% of average bank loans outstanding, compared to net charge-offs of $1.1 million, or an annualized 0.22% of average bank loans outstanding, for the same period of 2012.
Loan pool participations (participation interests in performing, subperforming and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $31.9 million at June 30, 2013, down from $37.8 million at December 31, 2012, and $44.2 million at the end of the second quarter last year. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down, as it is not part of its core business strategy.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 7.27% for the second quarter of 2013, up from 3.51% for the second quarter of 2012. Yields were 9.70% and 3.56% for the first six months of 2013 and 2012, respectively. The net yield was higher in both the second quarter and first six months of 2013 due to the payoff of several loans in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 81.8% as of June 30, 2013, compared with 76.7% as of December 31, 2012.
Investment securities totaled $542.7 million at June 30, 2013, or 31.2% of total assets, down from $590.2 million, or 32.9% of total assets, as of December 31, 2012. A total of $509.4 million of the investment securities were classified as available for sale at June 30, 2013. As of June 30, 2013, the portfolio consisted mainly of U.S. government agencies (10.5%), mortgage-backed securities (42.2%), and obligations of states and political subdivisions (40.7%).

Capital Adequacy
Total shareholders’ equity was $172.3 million as of June 30, 2013, compared to $173.9 million as of December 31, 2012, a decrease of $1.6 million, or 0.9%. This decrease was primarily attributable to the $8.2 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, the payment of $2.1 million in common stock dividends, and the $0.5 million increase in treasury stock due to repurchases. These decreases to equity were partially offset by net income of $9.3 million for the first six months of 2013. The total shareholders’ equity to total assets ratio was 9.89% at June 30, 2013, up from 9.70% at December 31, 2012. The tangible equity to tangible assets ratio was 9.42% at June 30, 2013, compared with 9.22% at December 31, 2012. Tangible book value per share was $19.27 at June 30, 2013, a decline from $19.39 per share at December 31, 2012.
“Our strong capital position continues to be our anchor and this strength provides multiple options for rewarding shareholders in the years ahead,” continued Mr. Funk. “We've reviewed the Basel rules adopted by our regulators and believe MidWestOne is in an enviable position.”
Prior Period Accounting Correction
During the quarter ended June 30, 2013, the Company identified an immaterial error in its accounting for other-than-temporary impairment on its portfolio of collateralized debt obligations. This error related to the identification of credit-related impairments subsequent to the Company's adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” as of April 1, 2009.
As a result, the Company has adjusted prior period amounts to correct this immaterial error. In addition to certain adjustments made to periods prior to 2012, retained earnings and accumulated other comprehensive income on the Company’s consolidated balance sheets as of December 31, 2012 were decreased and increased, respectively, by $2,870,000. Of these amounts, $2,323,000 related to the after-tax effect of credit impairments that should have been recognized in the year ended December 31, 2009. No adjustments to the consolidated statements of operations for the three and six-month periods ended June 30, 2012 were necessary as a result of this correction.
Quarterly Cash Dividend Declared
On July 16, 2013, the Company’s board of directors declared a second quarter cash dividend of $0.125 per common share, which is the same as the dividend paid last quarter. The dividend is payable September 16, 2013, to shareholders of record at the close of business on September 1, 2013. At this quarterly rate, the indicated annual cash dividend is equal to $0.50 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, July 26, 2013. To participate, dial 888-317-6016 at least fifteen minutes before the call’s start time. If you are unable to participate on the call, a replay will be available until August 19, 2013 on the Company’s web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate”, “forecast, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules approved by the federal bank regulatory agencies to implement the Basel III capital accord), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including net interest margin, the Tier 1 capital to average assets ratio, the tangible equity to tangible assets ratio, return on average equity and various performance metrics excluding one-time events. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands)	2013	2013	2012	2012
Tangible Equity
Total shareholders’ equity	$172,283	$176,865	$173,932	$166,701
Less: Intangible assets, net	(9,137)	(9,303)	(9,469)	(9,858)
Tangible equity	$163,146	$167,562	$164,463	$156,843
Tangible Assets
Total assets	$1,741,884	$1,785,645	$1,792,819	$1,707,394
Less: Intangible assets, net	(9,137)	(9,303)	(9,469)	(9,858)
Tangible assets	$1,732,747	$1,776,342	$1,783,350	$1,697,536
Common shares outstanding	8,466,471	8,498,484	8,480,488	8,475,765
Tangible book value per share	$19.27	$19.72	$19.39	$18.50
Tangible equity/tangible assets	9.42%	9.43%	9.22%	9.24%
Tier 1 Capital
Total shareholders’ equity	$172,283	$176,865	$173,932	$166,701
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464	15,464
Net unrealized gains on securities available for sale	(2,874)	(10,119)	(11,050)	(10,932)
Less: Disallowed intangibles	(9,317)	(9,471)	(9,617)	(9,997)
Tier 1 Capital	$175,556	$172,739	$168,729	$161,236
Average Assets
Quarterly average assets	$1,763,211	$1,764,354	$1,757,910	$1,710,142
Less: Disallowed intangibles	(9,317)	(9,471)	(9,617)	(9,997)
Average Assets	$1,753,894	$1,754,883	$1,748,293	$1,700,145
Tier 1 capital/average assets	10.01%	9.84%	9.65%	9.48%

	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Year Ended December 31,	For the Three Months Ended June 30,	For the Six Months Ended June 30,
(dollars in thousands)	2013	2013	2012	2012	2012
Net income	$4,531	$9,321	$16,534	$3,512	$7,944
Plus: Intangible amortization, net of tax(1)	110	219	513	129	257
Adjusted net income	$4,641	$9,540	$17,047	$3,641	$8,201
Plus: Loss on termination of pension	—	—	6,088	6,088	6,088
Less: Gain on sale of Home Mortgage Center	—	—	(4,047)	(4,047)	(4,047)
Net tax effect on above items(2)	—	—	(755)	(755)	(755)
Adjusted net income, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,641	$9,540	$18,333	$4,927	$9,487
Average tangible equity
Average total shareholders’ equity	$177,609	$176,418	$165,429	$162,027	$159,980
Less: Average intangible assets, net	(9,203)	(9,270)	(9,785)	(9,936)	(10,015)
Average tangible equity	$168,406	$167,148	$155,644	$152,091	$149,965
Return on average tangible equity (annualized)	11.05%	11.50%	10.95%	9.62%	10.99%
Return on average tangible equity, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center (annualized)	11.05%	11.50%	11.78%	13.02%	12.72%
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Year Ended December 31,	For the Three Months Ended June 30,	For the Six Months Ended June 30,
(dollars in thousands, except earnings per share)	2013	2013	2012	2012	2012
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,609	$27,400	$53,350	$13,226	$26,474
Plus tax equivalent adjustment:(1)
Loans	186	380	827	210	405
Securities	591	1,195	2,304	569	1,125
Tax equivalent net interest income (1)	$14,386	$28,975	$56,481	$14,005	$28,004
Average interest earning assets	$1,685,559	$1,685,557	$1,630,835	$1,631,198	$1,614,810
Net interest margin	3.43%	3.47%	3.46%	3.45%	3.48%
Net income	$4,531	$9,321	$16,534	$3,512	$7,944
Plus: Loss on termination of pension	—	—	6,088	6,088	6,088
Less: Gain on sale of Home Mortgage Center	—	—	(4,047)	(4,047)	(4,047)
Net tax effect of above items(2)	—	—	(755)	(755)	(755)
Net income, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,531	$9,321	$17,820	$4,798	$9,230
Return on average assets (annualized)	1.02%	1.06%	0.96%	0.82%	0.94%
Return on average assets, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center (annualized)	1.02%	1.06%	1.03%	1.12%	1.09%
Return on average equity (annualized)	10.23%	10.65%	9.99%	8.72%	9.99%
Return on average equity, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center (annualized)	10.23%	10.65%	10.77%	11.91%	11.60%
Earnings per common share-diluted	$0.53	$1.09	$1.94	$0.41	$0.93
Earnings per common share-diluted, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	0.53	1.09	2.10	0.56	1.08
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Year Ended December 31,	For the Three Months Ended June 30,	For the Six Months Ended June 30,
(dollars in thousands)	2013	2013	2012	2012	2012
Operating Expense
Total noninterest expense	10,585	21,579	48,960	16,580	27,383
Less: Amortization of intangibles	(166)	(332)	(778)	(195)	(389)
Operating expense	$10,419	$21,247	$48,182	$16,385	$26,994
Less: Loss on termination of pension	—	—	(6,088)	(6,088)	(6,088)
Operating expense, exclusive of loss on termination of pension	$10,419	$21,247	$42,094	$10,297	$20,906
Operating Revenue
Tax equivalent net interest income (1)	$14,386	$28,975	$56,481	$14,005	$28,004
Plus: Noninterest income	3,713	7,694	19,737	8,167	12,368
Impairment losses on investment securities	—	—	345	—	—
Less: Gain on sale or call of available for sale securities	(4)	(84)	(805)	(417)	(733)
(Gain) loss on sale of premises and equipment	—	2	(4,188)	(4,047)	(4,205)
Operating revenue	$18,095	$36,587	$71,570	$17,708	$35,434
Efficiency ratio	57.58%	58.07%	67.32%	92.53%	76.18%
Efficiency ratio, exclusive of loss on termination of pension	57.58%	58.07%	58.82%	58.15%	59.00%
(1) Computed assuming a federal income tax rate of 34%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30, 2013	As of December 31, 2012
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$22,847	$30,197
Interest-bearing deposits in banks	723	16,242
Federal funds sold	—	752
Cash and cash equivalents	23,570	47,191
Investment securities:
Available for sale	509,385	557,541
Held to maturity (fair value of $31,755 as of June 30, 2013 and $32,920 as of December 31, 2012)	33,312	32,669
Loans held for sale	1,304	1,195
Loans	1,061,401	1,035,284
Allowance for loan losses	(16,578)	(15,957)
Net loans	1,044,823	1,019,327
Loan pool participations, net	29,717	35,650
Premises and equipment, net	26,386	25,609
Accrued interest receivable	9,538	10,292
Intangible assets, net	9,137	9,469
Bank-owned life insurance	29,137	28,676
Other real estate owned	2,774	3,278
Assets held for sale	—	764
Deferred income taxes	5,728	776
Other assets	17,073	20,382
Total assets	$1,741,884	$1,792,819
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$207,859	$190,491
Interest-bearing checking	578,155	582,283
Savings	95,720	91,603
Certificates of deposit under $100,000	278,029	312,489
Certificates of deposit $100,000 and over	177,173	222,867
Total deposits	1,336,936	1,399,733
Federal funds purchased	2,235	—
Securities sold under agreements to repurchase	57,677	68,823
Federal Home Loan Bank borrowings	143,174	120,120
Deferred compensation liability	3,513	3,555
Long-term debt	15,464	15,464
Accrued interest payable	1,247	1,475
Other liabilities	9,355	9,717
Total liabilities	1,569,601	1,618,887
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at June 30, 2013 and December 31, 2012	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at June 30, 2013 and December 31, 2012; issued 8,690,398 shares at June 30, 2013 and December 31, 2012; outstanding 8,466,471 shares at June 30, 2013 and 8,480,488 shares at December 31, 2012	8,690	8,690
Additional paid-in capital	80,252	80,383
Treasury stock at cost, 223,927 shares as of June 30, 2013 and 209,910 shares at December 31, 2012	(3,858)	(3,316)
Retained earnings	84,325	77,125
Accumulated other comprehensive income	2,874	11,050
Total shareholders' equity	172,283	173,932
Total liabilities and shareholders' equity	$1,741,884	$1,792,819

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except share and per share amounts)	Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$12,277	$12,799	$24,391	$25,879
Interest and discount on loan pool participations	610	401	1,690	855
Interest on bank deposits	1	12	6	22
Interest on federal funds sold	—	1	—	1
Interest on investment securities:
Taxable securities	2,546	2,818	5,176	5,570
Tax-exempt securities	1,334	1,246	2,695	2,465
Total interest income	16,768	17,277	33,958	34,792
Interest expense:
Interest on deposits:
Interest-bearing checking	600	761	1,271	1,590
Savings	35	32	71	69
Certificates of deposit under $100,000	1,121	1,496	2,360	3,086
Certificates of deposit $100,000 and over	569	754	1,202	1,527
Total interest expense on deposits	2,325	3,043	4,904	6,272
Interest on federal funds purchased	18	2	27	5
Interest on securities sold under agreements to repurchase	29	47	65	102
Interest on Federal Home Loan Bank borrowings	705	783	1,397	1,586
Interest on notes payable	7	9	15	18
Interest on long-term debt	75	167	150	335
Total interest expense	3,159	4,051	6,558	8,318
Net interest income	13,609	13,226	27,400	26,474
Provision for loan losses	600	575	800	1,154
Net interest income after provision for loan losses	13,009	12,651	26,600	25,320
Noninterest income:
Trust, investment, and insurance fees	1,423	1,220	2,772	2,473
Service charges and fees on deposit accounts	743	811	1,450	1,578
Mortgage origination and loan servicing fees	717	828	1,761	1,595
Other service charges, commissions and fees	596	623	1,168	1,333
Bank-owned life insurance income	230	221	461	451
Gain on sale or call of available for sale securities (Includes $4 and $84 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the three and six months ended June 30, 2013, respectively)	4	417	84	733
Gain (loss) on sale of premises and equipment	—	4,047	(2)	4,205
Total noninterest income	3,713	8,167	7,694	12,368
Noninterest expense:
Salaries and employee benefits	6,173	11,988	12,466	17,960
Net occupancy and equipment expense	1,538	1,560	3,226	3,204
Professional fees	718	793	1,401	1,525
Data processing expense	337	369	728	815
FDIC insurance expense	296	293	590	603
Amortization of intangible assets	166	195	332	389
Other operating expense	1,357	1,382	2,836	2,887
Total noninterest expense	10,585	16,580	21,579	27,383
Income before income tax expense	6,137	4,238	12,715	10,305
Income tax expense (Includes $2 and $33 income tax expense reclassified from accumulated other comprehensive income for the three and six months ended June 30, 2013, respectively)	1,606	726	3,394	2,361
Net income	$4,531	$3,512	$9,321	$7,944

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Six Months Ended June 30, 2013	As of and for the Three Months Ended March 31, 2013	As of and for the Year Ended December 31, 2012	As of and for the Six Months Ended June 30, 2012
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$20.35	$20.81	$20.51	$19.67
Tangible book value per share	19.27	19.72	19.39	18.50
Financial Ratios:
Tangible equity/tangible assets	9.42%	9.43%	9.22%	9.24%
Total shareholders’ equity/total assets	9.89%	9.90%	9.70%	9.76%
Tier 1 capital/average assets	10.01%	9.84%	9.65%	9.48%
Total bank loans/total deposits	79.39%	75.84%	73.96%	75.41%
Total loans + loan pool participations/total deposits	81.77%	78.35%	76.66%	78.75%
Asset Quality
Gross bank loans	$1,061,401	$1,041,783	$1,035,284	$996,422
Allowance for bank loan losses	16,578	16,260	15,957	15,737
Net charge-offs (recoveries)	179	(103)	2,098	1,093
Bank loans past due 30 - 89 days	6,373	6,465	6,141	7,549
Other real estate owned	2,774	3,025	3,278	3,869
Non-performing bank loans
Non-accrual loans	$2,434	$2,385	$2,938	$4,480
Restructured loans	7,861	7,708	7,144	7,349
Loans 90+ days past due and still accruing interest	901	667	572	347
Total non-performing bank loans	11,196	10,760	10,654	12,176

Gross loan pool participations	$31,851	$34,513	$37,784	$44,180
Allowance for loan pool participation losses	2,134	2,134	2,134	2,134
Net bank loan charge-offs (recoveries)/average bank loans - annualized	0.03%	(0.04)%	0.21%	0.22%
Nonperforming bank loans/total bank loans	1.05%	1.03%	1.03%	1.22%
Nonperforming bank loans + other real estate/total assets	0.80%	0.77%	0.78%	0.94%
Allowance for bank loan losses/total bank loans	1.56%	1.56%	1.54%	1.58%
Allowance for loan pool participation losses/total loan pool participations	6.70%	6.18%	5.65%	4.83%
Allowance for bank loan losses/nonperforming bank loans	148.07%	151.12%	149.77%	129.25%

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2013	2012	2013	2012	2012
Per share data:
Ending number of shares outstanding	8,466,471	8,475,765	8,466,471	8,475,765	8,480,488
Average number of shares outstanding	8,474,925	8,471,379	8,484,100	8,484,649	8,485,008
Diluted average number of shares	8,517,292	8,516,461	8,526,961	8,521,971	8,527,544
Earnings per common share - basic	$0.54	$0.42	$1.10	$0.94	$1.95
Earnings per common share - diluted	0.53	0.41	1.09	0.93	1.94
Dividends paid per common share	0.13	0.09	0.250	0.170	0.36
Performance Ratios:
Return on average assets	1.02%	0.82%	1.06%	0.94%	0.96%
Return on average shareholders’ equity	10.23%	8.72%	10.65%	9.99%	9.99%
Return on average tangible equity	11.05%	9.62%	11.50%	10.99%	10.95%
Net interest margin (Fully Tax Equivalent)	3.43%	3.45%	3.47%	3.48%	3.46%
Efficiency ratio*	57.58%	92.53%	58.07%	76.18%	67.32%
Average Balances:
Total bank loans	$1,059,118	$989,888	$1,046,907	$985,620	$1,001,259
Total loan pool participations	33,677	45,934	35,125	48,272	44,507
Interest-earning assets	1,685,559	1,631,198	1,685,557	1,614,810	1,630,835
Total assets	1,773,476	1,722,127	1,774,199	1,706,869	1,721,792
Interest-bearing deposits	1,156,761	1,169,739	1,179,191	1,161,232	1,164,635
Interest-bearing liabilities	1,380,481	1,371,469	1,391,730	1,365,395	1,370,232
Total equity	177,609	162,027	176,418	159,980	165,429

* - Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
Adjusted for Pension Termination Expense and Gain on Sale of Home Mortgage Center

	Three Months Ended	Six Months Ended
	June 30, 2012	June 30, 2012

Return on average assets (annualized)	1.12%	1.09%
Return on average equity (annualized)	11.91%	11.60%
Return on average tangible common equity (annualized)	13.02%	12.72%
Efficiency Ratio	58.15%	59.00%
Earnings per common share-diluted	$0.56	$1.08